Exhibit 10.1

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED

ADVISORY AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED ADVISORY AGREEMENT (this “Amendment”) dated as of September 25, 2015 is entered into by and among Independence Realty Trust, Inc., a Maryland corporation, Independence Realty Operating Partnership, LP, a Delaware limited partnership, and Independence Realty Advisors, LLC, a Delaware limited liability company. Capitalized terms used but not defined herein are used as defined in the Advisory Agreement (as defined below).

WITNESSETH

WHEREAS, the parties hereto entered into that certain Second Amended and Restated Advisory Agreement on May 7, 2013, as amended by the First Amendment thereto dated as of July 26, 2013 (as amended, the “Advisory Agreement”) and now desire to amend such agreement pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendments to the Advisory Agreement. Effective as of the date hereof, the Advisory Agreement is hereby amended as follows:

a.	Section 1 of the Advisory Agreement is hereby amended by deleting in its entirety the defined term “Base Management Fee” and related definition and replacing it with the following:

“Base Management Fee” means a quarterly fee payable to the Advisor equal to (a) through and including September 30, 2015, 0.1875% of Average Gross Real Estate Assets as of last day of such quarter, determined in accordance with Section 9(a) and, (b) on and after October 1, 2015, 0.375% of the Company’s Equity as of last day of such quarter.

For the purposes of determining the Base Management Fee in any period, “Equity” means

(a) the sum of the following amounts (without duplication) received by the Company:

(i) the cumulative net proceeds or net fair value (net of any commissions, discounts and other directly related selling fees and expenses, the “Net Receipts”) received by the Company on or after October 1, 2015 from all issuances resulting from: (A) sales of the Company’s capital stock (including Company common and preferred stock, regardless of the accounting treatment of such stock) (the “Capital Stock”) and OP Units; plus (B) exchanges or conversions of Company equity (including Capital Stock or OP Units) for the Company’s debt (the net value of which, if publicly traded, shall be based on the volume weighted average price of such equity on the trading day immediately preceding the date of issuance); plus (C) any other issuances not covered in clause (A) or (B) above of Capital Stock or other forms of the Company’s equity, including but not limited to OP Units (excluding equity-based compensation but including issuances related to an acquisition, investment, joint-venture or partnership); plus

(ii) $446,435,000, being an amount equal to the Net Receipts received by the Company in the period from the Company’s inception through September 30, 2015; plus

(iii) any cumulative Core FFO generated in excess of cumulative distributions paid on Company common and preferred stock and OP Units, or other equity awards in the period beginning October 1, 2015 through the most recently completed calendar quarter, and

(b) the effect (which may be positive or negative) of one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case resulting from discussions between the Advisor and the Audit Committee of the Board comprised of Independent Directors (the “Audit Committee”) and approval by the Audit Committee.

For purposes of determining the Base Management Fee in any period, all issuances shall be allocated on a daily weighted average basis during the fiscal quarter of issuances.

b.	Section 1 of the Advisory Agreement is hereby amended by deleting in its entirety the defined term “Incentive Fee” and related definition and replacing it with the following:

“Incentive Fee” means a quarterly fee payable to the Advisor calculated as follows:

(a) through and including September 30, 2015:

(i)	no incentive fee in any calendar quarter in which the Company’s pre-incentive fee Core FFO does not exceed 1.75% of the cumulative gross proceeds from issuance of the Company’s equity securities the Company has obtained as of the end of such quarter;

(ii)	20% of the amount of the Company’s pre-incentive fee Core FFO that exceeds 1.75% of the cumulative gross proceeds from issuance of the Company’s equity securities the Company has obtained as of the end of any calendar quarter.

(b) on and after October 1, 2015, 20% of the amount of the Company’s pre-incentive fee Core FFO that exceeds $0.20 per weighted average share-diluted (to be equitably adjusted for any stock splits, stock combinations, stock dividends or similar events) as of the end of any calendar quarter.

For the purposes of determining the Incentive Fee in any period, (a) “Core FFO” means “funds from operations” as such term is from time to time defined by The National Association of Real Estate Investment Trusts, further adjusted by items disclosed by the Company in its reports filed or furnished under the Exchange Act or, in the event the Company no longer files or furnishes such reports, in comparable reports to the Company’s stockholders on a quarterly basis which items have been approved by the Audit Committee and (b) weighted average shares-diluted shall be determined in accordance with FASB ASC Topic 260, “Earnings per Share.”

c.	Section 13(a) of the Advisory Agreement is hereby amended by deleting the date “May 7, 2017” in the first sentence of such section and replacing such date with the date “October 1, 2020”.

2.	Agreement in Effect. Except as hereby amended, the Advisory Agreement shall remain in full force and effect.

3.	Severability. The provisions of this Amendment are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

4.	Governing Law. The provisions of this Amendment shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect, without regard to the principles of conflicts of laws thereof.

5.	Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

INDEPENDENCE REALTY TRUST, INC.

By:	/s/ James J. Sebra
James J. Sebra Chief Financial Officer and Treasurer

INDEPENDENCE REALTY OPERATING PARTNERSHIP, L.P.

By:	Independence Realty Trust, Inc., its General Partner

By:	/s/ James J. Sebra
James J. Sebra Chief Financial Officer and Treasurer

INDEPENDENCE REALTY ADVISORS, LLC

By:	/s/ Farrell Ender
Farrell Ender President

[Signature Page to Amendment No. 2 to Second Amended and Restated Advisory Agreement]